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PRESS RELEASE

2950 North Loop West, Suite 700 Houston, TX 77092 Phone: (713) 685-8082 Fax: (713) 683-7841

NATCO Group Announces 1st Quarter Results Issues 2Q07 Guidance Reaffirms 2007 Guidance

NATCO Group Inc. (NYSE: NTG) today announced revenue for the first quarter 2007 of $127.4 million, an increase of 8% over first quarter 2006 revenue of $117.8 million. Net income available to common stockholders for the first quarter 2007 was $8.4 million, or $0.45 per diluted share, compared to net income available to common stockholders for the first quarter 2006 of $7.5 million, or $0.41 per diluted share.

Segment profit increased to $15.6 million for the first quarter 2007, up from $14.4 million for the first quarter of 2006. Bookings for the first quarter 2007 were $133.9 million, compared with $154.3 million for the first quarter of 2006.

John U. Clarke, NATCO’s Chairman and CEO said, “We produced another quarter of solid results. Pricing and margin improvements achieved over the past two years continue to pay off. The increase in revenue and segment profit over the prior year’s first quarter was driven by improved gross margins reflecting a strong market, offset in part by higher operating expenses associated with the addition of key personnel and enhancements in business systems to support our future growth.”

“In our Oil & Water Technology segment, sales of standard equipment sales in North America remained strong. This product line experienced higher activity levels in the first quarter 2007 and continued to see the benefits from pricing and efficiency improvements. The Gas Technologies segment increased its earnings contribution from new built-to-order systems and benefited from higher throughput at its West Texas CO2 processing facility.

Additionally, we have entered into a joint development agreement with the national oil company of Malaysia aimed at further developing our membrane technology for bulk CO2 separation and deploying our new 30” membrane.

This arrangement strengthens our competitive position in the very important South East Asia CO2 market. As expected, the Automation and Controls segment was hurt by a soft market in the Gulf of Mexico, but helped by stronger international field services work.”

For the first quarter 2007, the Oil & Water Technologies segment increased revenue over the first quarter 2006 by 5% to $89.2 million. Segment profit increased 25% to $7.0 million. The improved results included margin benefits from higher pricing and improved efficiency in the Company’s traditional and standard product lines. In the first quarter of 2007, bookings for the segment were $86.8 million compared with $112.8 million for the first quarter of 2006 as a result of industry-wide delays in built-to-order project awards.

Revenue from the Gas Technologies segment was $16.1 million in the first quarter 2007, compared to $12.7 million in the first quarter 2006. Segment profit for the first quarter 2007 was $6.4 million compared with $6.0 million in the prior year period primarily as a result of higher contribution from CO2 membrane built-to-order projects and higher throughput at the Company’s West Texas CO2 processing facility. Bookings in the first quarter 2007 totaled $21.0 million, compared with $20.5 million in the first quarter 2006. Bookings include an award of the largest sale to date of a H2S removal project using the Shell PaquesTM process under license to NATCO for deployment in Mexico. Revenue from the Automation & Controls segment in the first quarter 2007 increased 11% over the prior year’s comparable period to $23.1 million, while segment profit decreased to $2.2 million in the first quarter 2007 from $2.7 million in the first quarter 2006. The reduction in segment profit was primarily due to the previously reported reduction in field service activity in the Gulf of Mexico offset, in part, by a higher contribution from international field service work.

Weighted average shares of 19.5 million for the first quarter 2007 increased from 19.0 million in the first quarter of 2006 reflecting the impact of shares issued under the Company’s incentive compensation program.

Mr. Clarke concluded, “We continue to pursue historically high project bid activity and recently have seen improvements in our Gulf of Mexico field service utilization. North American activities remain strong based on drilling levels in the US and our exposure to the Canadian heavy oil market. We expect to see additional international Automation & Controls field service opportunities, while large South East Asia projects continue to progress.”

The Company is reaffirming its 2007 guidance with respect to segment profit, estimated at $76 to $82 million based upon revenue of approximately $560 to $580 million and earnings per diluted common share, excluding special items, of $2.30 to $2.50. For the second quarter 2007, the Company expects revenue of $145 to $155 million and segment profit of $19 to $21 million.

The Company will hold its quarterly earnings conference call on Thursday, May 3rd at 9:00 a.m. Central time. Interested parties are directed to the investor relations page on the Company’s website at www.natcogroup.com for information on accessing the conference call or webcast.

NATCO Group Inc. is a leading provider of wellhead process equipment, systems and services used in the production of oil and gas. NATCO has designed, manufactured and marketed production equipment and services for over 80 years. NATCO production equipment is used onshore and offshore in most major oil and gas producing regions of the world.

Statements made in this press release that are forward-looking in nature are intended to be "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934 and may involve risks and uncertainties. Forward looking statements in this press release include, but are not limited to, revenue, earnings and segment profit guidance and discussions regarding areas for growth in 2007, markets and demand for our products. These statements may differ materially from actual future events or results. Further, bookings and backlog are not necessarily indicative of future results. Readers are referred to documents filed by NATCO Group Inc. with the Securities and Exchange Commission, including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which identify significant risk factors that could cause actual results to differ from those contained in the forward-looking statements.

NATCO GROUP INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data and par value data)	March 31,	December 31,
	2007	2006 (1)

	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$ 49,658	$35,238
Trade accounts receivable, less allowance for doubtful accounts of $1,283
and $1,183 as of March 31, 2007 and December 31, 2006, respectively	118,862	116,165
Inventories	47,542	42,451
Deferred income tax assets, net	5,969	5,353
Prepaid expenses and other current assets	4,885	5,075

Total current assets	$ 226,916	$204,282
Property, plant and equipment, net	35,096	34,603
Goodwill, net	80,965	80,893
Deferred income tax assets, net	834	1,203
Other assets, net	1,279	1,392

Total assets	$ 345,090	$322,373

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK
AND STOCKHOLDERS' EQUITY
Current liabilities:
Trade accounts payable and other	$ 45,663	$40,545
Accrued expenses	48,470	49,281
Customer advanced billings and payments	41,196	35,387
Income taxes payable	4,337	1,236

Total current liabilities	$ 139,666	$126,449
Long-term deferred tax liabilities	680	611
Postretirement and other long-term liabilities	7,370	7,809

Total liabilities	$ 147,716	$134,869

Commitments and contingencies
Minority interest	398	337
Series B redeemable convertible preferred stock (aggregate redemption value of
$15,000), $.01 par value. 15,000 shares authorized, issued and outstanding
(net of issuance costs)	14,222	14,222
Stockholders' equity:
Preferred stock $.01 par value. Authorized 5,000,000 shares (of which
500,000 are designated as Series A and 15,000 are designated as Series B);
no shares issued and outstanding (except Series B shares above)	-	-
Series A preferred stock, $.01 par value. Authorized 500,000 shares; no
shares issued and outstanding	-	-
Common stock, $.01 par value. Authorized 50,000,000 shares;
issued and outstanding 17,389,155 and 17,357,557 shares as of March 31,
2007 and December 31, 2006, respectively	174	174
Additional paid-in capital	114,552	113,340
Retained earnings	65,084	56,681
Treasury stock, no shares as of March 31, 2007 and December 31, 2006,
respectively	-	-
Accumulated other comprehensive income	2,944	2,750

Total stockholders' equity	$ 182,754	$172,945
Total liabilities, redeemable convertible preferred stock and

stockholders' equity	$ 345,090	$322,373

(1) Results for 2006 have been adjusted to reflect the adoption of the Financial Accounting Standards Board's Staff Position ("FSP") No. AUG AIR-1, Accounting for Planned Major Maintenance Activities. See discussion of Change in Accounting Principle below.

NATCO GROUP INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Three Months Ended March 31,

	2007	2006 (1)

Revenue:
Products	$102,035	$97,006
Services	25,394	20,761

Total Revenue	$127,429	$117,767
Cost of goods sold and services:
Products	$77,819	$75,935
Services	13,516	10,466

Total cost of goods sold and services	$91,335	$86,401
Gross profit	$36,094	$31,366
Selling, general and administrative expense	20,378	16,994
Depreciation and amortization expense	1,390	1,445
Net interest expense (income)	(197)	640
Minority interest	61	-
Losses of unconsolidated investment	85	-
Other, net	555	(347)

Income before income taxes	$13,822	$12,634
Income tax provision	5,045	4,802

Net income	$8,777	$7,832
Preferred stock dividends	375	375

Net income available to common stockholders	$8,402	$7,457

Earnings per share:
-Basic	$0.49	$0.45
-Diluted	$0.45	$0.41

Weighted average number of shares of common stock
-Basic	17,199	16,663
-Diluted	19,495	19,046

(1)

Results for 2006 have been adjusted to reflect the adoption of FSP No. AUG AIR-1, Accounting for Planned Major Maintenance Activities. See discussion of Change in Accounting Principle below.

NATCO GROUP INC. AND SUBSIDIARIES
UNAUDITED SEGMENT INFORMATION
(in thousands, except percentages)
		Three Months Ended

	March 31,		December 31,

	2007	2006 (1)	2006 (1)

Revenue:
Oil & Water Technologies	$89,243	$85,070	$99,541
Gas Technologies	16,137	12,702	17,744
Automation & Controls	23,070	20,872	24,052
Eliminations	(1,021)	(877)	(948)

Total revenue	$127,429	$117,767	$140,389

Gross profit:
Oil & Water Technologies	$23,006	$19,220	$20,515
Gas Technologies	8,368	7,554	8,160
Automation & Controls	4,720	4,592	5,492

Total gross profit	$36,094	$31,366	$34,167

Gross profit % of revenue:
Oil & Water Technologies	25.8%	22.6%	20.6%
Gas Technologies	51.9%	59.5%	46.0%
Automation & Controls	20.5%	22.0%	22.8%
Total gross profit % of revenue	28.3%	26.6%	24.3%

Operating expense:
Oil & Water Technologies	$16,001	$13,589	$14,012
Gas Technologies	1,985	1,525	1,793
Automation & Controls	2,538	1,880	1,972

Total operating expenses	$20,524	$16,994	$17,777

Segment profit: (2)
Oil & Water Technologies	$7,005	$5,631	$6,503
Gas Technologies	6,383	6,029	6,367
Automation & Controls	2,182	2,712	3,520

Total segment profit	$15,570	$14,372	$16,390

Segment profit % of Revenue
Oil & Water Technologies	7.8%	6.6%	6.5%
Gas Technologies	39.6%	47.5%	35.9%
Automation & Controls	9.5%	13.0%	14.6%

Total segment profit % of Revenue	12.2%	12.2%	11.7%

(1)	Results for 2006 have been adjusted to reflect the adoption of FSP No. AUG AIR-1, Accounting for Planned Major Maintenance Activities. See discussion of Change in Accounting Principle below.

(2)

Total segment profit, defined as income before tax, depreciation and amortization, net interest expense and other, net, is a non- GAAP financial measure that can be reconciled to the unaudited Consolidated Income Statement as shown below. The Company believes that segment profit is one of the primary drivers and provides a more meaningful presentation for measuring the performance of the Company.

			Three Months Ended

		March 31,		December 31,

	2007		2006 (1)	2006 (1)

Total segment profit		$15,570	$14,372	$16,390
Net interest expense (income)		(197)	640	(104)
Depreciation and amortization		1,390	1,445	1,331
Other, net		555	(347)	492

Income before income taxes		$13,822	12,634	$14,671
Income tax provision		5,045	4,802	3,887

Net income		$8,777	$7,832	$10,784
Preferred stock dividends		375	375	375

Net income available to common stockholders		$8,402	$7,457	$10,409

			Three Months Ended

		March 31,		December 31,

Bookings:	2007		2006	2006

			(in thousands)
Oil & Water Technologies		$86,815	$112,816	$90,818
Gas Technologies		20,956	20,536	16,885
Automation & Controls		26,079	20,994	19,540

Total bookings	$ 133,850		$154,346	$127,243

		As of March 31,		As of December 31,

Backlog:	2007		2006	2006

			(in thousands)
Oil & Water Technologies	$ 142,001		$177,555	$144,236
Gas Technologies		61,080	18,260	56,260
Automation & Controls		10,625	11,788	6,789

Total backlog	$ 213,706		$207,603	$207,285

Change in Accounting Principle

As of January 1, 2007, the Company changed its method of accounting for planned major maintenance activities from the accrue-in-advance method to the direct expense method, as required by FSP No. AUG AIR-1, “Accounting for Planned Major Maintenance Activities.”

Previously, the Company made provisions for the cost of upcoming periodic replacements or maintenance of membranes in advance of performing the related replacements or maintenance to our gas processing facilities, based on an average of historical data of actual membrane replacements and/or maintenance. The costs expected to be paid in the future were included as a current liability. Under the direct expense method, costs actually incurred are expensed in the same period.

The adoption of this change in accounting on January 1, 2007 resulted in an increase to stockholders’ equity of $296,000 net of tax expense of $168,000, which was recorded as of December 31, 2006. Prior period results presented have been adjusted to reflect the adoption of this new accounting method. Net income in the 1st quarter of 2006 increased by $27,000 due to this change in accounting principle.